EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMPEX CORPORATION

Ampex Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of the corporation is Ampex Corporation (the “Corporation”). The name under which this corporation was originally incorporated was Ampex Delaware Incorporated and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 22, 1992. The original Certificate of Incorporation was restated pursuant to a Restated Certificate, dated as of May 28, 1993, as amended by Certificates of Amendment, dated as of April 21, 1994, April 20, 1995, June 21, 1999 and June 11, 2003 (the “Current Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted, without the need for approval of the Board of Directors or the stockholders, in accordance with §§ 242, 245, and 303 of the Delaware General Corporation Law (the “DGCL”) and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the Southern District of New York in In re: Ampex Corporation, et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101- 1330, as amended (the “Bankruptcy Code”). The Current Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I - NAME

The name of the Corporation is Ampex Corporation.

ARTICLE II - REGISTERED OFFICE

The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, in the City of Wilmington, County of New Castle. The name and address of its registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

ARTICLE III - PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV - CAPITAL STOCK

4.1 AUTHORIZED SHARES.

(a) Capital Stock. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 45,000, consisting of two classes of capital stock: 40,000 shares of Class A Common Stock, having a par value of $.01 per share (the “Class A Common Stock”); and 5,000 shares of Preferred Stock, having a par value of $1.00 per share (“Preferred Stock”).

(b) Preferred Stock. The Preferred Stock may be issued from time to time in whole or in part in one or more series. Subject to applicable law and the provisions of this Certificate of Incorporation, the Board of Directors is authorized to determine the designation of any series, to fix the number of shares of any series of the Preferred Stock, and to determine the rights, powers, preferences, privileges, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of the Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Any voting rights granted to the holders of any shares of Preferred Stock shall be subject to, and shall expressly be made subject to, the voting restrictions on securities beneficially owned by Restricted Foreign Holders (as defined below in Section 4.2(d), and such restrictions shall apply to all shares of Preferred Stock issued by the Corporation.

(c) Non-Voting Stock. Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the Bankruptcy Code; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law or United States Department of Defense regulations.

4.2 COMMON STOCK.

(a) Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any series of Preferred Stock. As used in this Certificate of Incorporation, the term “Common Stock” shall refer to the Class A Common Stock. Except as expressly provided otherwise in this Article IV or as required by law, all shares of Common Stock (the “Common Stock”) shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

(b) Dividends. Subject to the rights of holders of any outstanding series of Preferred Stock authorized pursuant to Section 4.1(b), the Board of Directors may cause dividends to be declared and paid on outstanding shares of Common Stock out of funds legally available for the payment of dividends. When, as and if declared by the Board of Directors, whether payable in cash, in property, in stock or otherwise, in accordance with this Certificate of Incorporation and the bylaws of the Corporation, out of the assets of the Corporation which are at law available therefor, the holders of shares of Common Stock shall be entitled to share equally in, and to receive in accordance with the number of shares of Common Stock held by each such holder, all such dividends, except that if dividends are declared that are payable in shares of Common Stock, such stock dividends shall be payable at the same rate on the shares of each class of Common Stock and shall be payable only in shares of Class A Common Stock (“Class A Shares”) to holders of Class A Common Stock.

(c) Voting Rights. Except as otherwise required by law or provided below in this Section 4.2 and subject to the rights of holders of any outstanding series of Preferred Stock authorized pursuant to Section 4.1(b), the approval of all matters brought before the stockholders of the Corporation shall require the affirmative vote of the holders of a majority in voting power of the Common Stock that are present in person or represented by proxy and voting as a single class, with each Class A Share being entitled to one vote. Subject to the voting rights of the holders of any outstanding shares of Preferred Stock, any director or the entire Board of Directors may be removed, but only for cause and only upon the affirmative vote of at least a majority of the outstanding shares of Common Stock having voting rights.

(d) Foreign Ownership. Notwithstanding any other provision of this Certificate of Incorporation, Class A Shares owned of record or beneficially by any Restricted Foreign Holder (defined below) shall not be entitled to vote on any matter submitted to a vote of stockholders and shall not be considered in determining whether any voting level set forth in this Certificate of Incorporation has been met. For purposes of this Section, a “Restricted Foreign Holder” is any Person identified by name or status by the United States Department of Defense (the “DoD”) in any notice to the Corporation, whether written or oral, advising the Corporation that such Person’s ownership of Common Stock is the subject of an investigation, inquiry or other action with respect to foreign ownership, control or influence of or on the Corporation which could adversely affect the Corporation’s facility security clearances granted to it by the United States government to enable the Corporation to perform classified government contracts. Upon receipt by the Corporation of notice of any final determination by the DoD that such Person’s ownership of Common Stock of the Corporation will not adversely affect the Corporation’s security clearance, such Person shall no longer be a Restricted Foreign Holder. If the DoD’s final determination is that such Person’s ownership of Common Stock adversely affects the Corporation’s U.S. government facility security clearances, then such Person shall continue to be a Restricted Foreign Holder for so long as such final determination remains in effect. Within 10 days of receipt of any such notice of investigation, inquiry, other action or final determination, the Corporation shall send notice thereof, and of the consequences hereunder thereof, to any affected Restricted Foreign Holder.

(e) Legend on Certificates of Class A Shares. All certificates for the Corporation’s Class A Shares shall conspicuously bear the following legend to reflect the requirements of this Section:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED PURSUANT TO THE CERTIFICATE OF INCORPORATION OF THE CORPORATION TO THE EFFECT THAT THE VOTING RIGHTS OF CERTAIN HOLDERS OF THE CORPORATION’S SECURITIES MAY BE NULLIFIED IN THE EVENT OF AN INQUIRY OR DETERMINATION BY THE U.S. DEPARTMENT OF DEFENSE REGARDING FOREIGN OWNERSHIP OF THE CORPORATION AND ITS POSSIBLE EFFECTS ON NATIONAL SECURITY.

(f) Consideration Received Upon Business Combination. In any merger, consolidation, or other business combination with any party, the consideration to be received per share by the holders of Common Stock must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be received by holders of Common Stock in exchange for or upon conversion of such shares of Common Stock, such shares may differ as to voting rights and conversion rights to the extent that voting rights and conversion rights differ among the classes of Common Stock pursuant to this Certificate of Incorporation.

ARTICLE V - LIMITATION ON TRANSFER OF SHARES

5.1 General

(a) Restrictions on Transfer. No Person shall transfer in any manner whatsoever, including by way of sale, transfer, assignment, conveyance or other disposition, including without limitation by merger or operation of law, whether voluntarily or involuntarily, other than a sale, transfer, assignment, conveyance or other disposition by or to the Corporation, or by any stockholder of the Corporation for estate planning purposes or pursuant to the laws of descent and distribution, or pursuant to any domestic relations order, any shares of Common Stock or any option, warrant or other right to purchase or acquire shares of Common Stock (such warrant, option, or security being an “Option”) (any such action being a “Transfer”), except as expressly permitted by this Article V or Article III or Article IV of the Stockholders’ Agreement.

(b) Board Consent. Except as permitted by Section 5.1(c) below, no Person shall Transfer any shares of Common Stock to any Third Party without the prior consent of a majority of the Board of Directors.

(c) Permitted Transferees. The restrictions on Transfer set forth in Section 5.1(b) shall not apply to (i) any Transfer by a Hillside Investor of Common Stock or (ii) any transfer by any stockholder of the Corporation to a Permitted Transferee.

(d) Exchange Act Restrictions. No Person or group of Persons acting together pursuant to a common plan or arrangement shall take any action or make any Transfer in each case, whether voluntary or involuntary, of record, by operation of law or otherwise of Common Stock or any Options to any Person (regardless of the manner in which such Person initially acquired such shares of Common Stock or Options), nor shall the Corporation issue, sell or otherwise transfer any shares of Common Stock or Options to any Person:

(i) if the Corporation reasonably determines that such Transfer would, if effected, result in the Corporation having 300 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder), unless the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act and any relevant rules promulgated thereunder, in which event any such action or Transfer shall be void, unless such Transfer is approved by a majority of the Board of Directors; and

(ii) with respect to Transfers of shares of Common Stock, unless the certificates representing such shares bear legends as provided in Section 5.1(f) below, for so long as such legends are applicable and, prior to the termination of the Stockholders’ Agreement, such transferee (i) shall have executed and delivered to the Corporation, as a condition precedent to any acquisition of shares of Common Stock, an instrument in form and substance satisfactory to the Corporation confirming that such transferee takes such shares of Common Stock subject to all the terms and conditions of the Stockholders’ Agreement and (ii) agrees to be bound by the terms of the Stockholders’ Agreement.

The Corporation shall not transfer upon its books any shares of Common Stock to any Person except in accordance with this Certificate of Incorporation and the Stockholders’ Agreement.

(e) Requests for Transfer. (i) In order to provide for the effective policing of this Section 5.1, a potential transferor or transferee who proposes to effect a Transfer, prior to the date of the proposed Transfer, must submit a request in writing (a “Request”) that the Corporation review the proposed Transfer and authorize or not authorize the proposed Transfer pursuant to this Section 5.1. A Request shall be mailed or delivered to (i) the Secretary, General Counsel or Chief Financial Officer of the Corporation, or any of their designees and (ii) the Chairman of the Board of the Corporation (the “Transfer Request Recipients”), in each case at the Corporation’s principal place of business. Such Request shall be deemed to have been delivered when mailed or delivered to the Transfer Request Recipients in accordance with this Certificate of Incorporation. A Request shall include (A) the name, address, place of birth, citizenship and telephone number of the proposed transferee, (B) a description of the interest proposed to be transferred by the proposed transferee, including the number of shares of Common Stock or Options proposed to be so transferred, (C) the date on which the proposed Transfer is expected to take place, (D) the name of the proposed transferor of the interest to be Transferred, (E) the percentage of the proposed transferor’s total interest to be Transferred, (F) if applicable, reasonably sufficient information (which may, but shall not be required to, include an opinion of counsel) to establish that no registration of such proposed Transfer is required under the Securities Act and all applicable state securities or “blue sky” laws and (G) a request that the Corporation authorize, if appropriate, the Transfer pursuant to the relevant sections of this Section 5.1 and inform the proposed transferor and transferee of its determination regarding the proposed Transfer. Within five (5) Business Days of receipt of any Request, the Transfer Request Recipients shall seek to obtain the Board’s authorization or denial of the proposed Transfer described in the Request; provided; however; that (1) if the Transfer Request Recipients do not obtain the authorization or denial of the proposed Transfer within such five (5) Business Days, such Transfer shall be deemed to be authorized hereunder, and (2) if, based on the Board’s denial, the Transfer Request Recipients deny such proposed Transfer under subclause (c) or (d) of this Section 5.1 then, upon the further request of the potential transferor, the Board of Directors shall call a special meeting as soon as practicable, and in any case within fifteen (15) days after receipt by the Transfer Request Recipients of the initial Request, will act to determine whether to authorize the proposed Transfer described in the Request. The Board of Directors shall conclusively determine whether to authorize the proposed Transfer, in its discretion and judgment (which discretion and judgment shall be limited to the same bases as are set forth above under subclause (c) or (d) of this Section 5.1 with regard to the Transfer Request Recipients and under subclause (e)(ii) of this Section 5.1), and shall immediately inform the proposed transferee or transferor making the Request of such determination; provided, however, that in no event shall the potential transferor be permitted to challenge a decision made by the Board of Directors pursuant to subclause (b) of this Section 5.1.

(ii) Authorization of Transfer of Capital Stock. Notwithstanding anything to the contrary set forth in Section 5.1(d)(i), to the extent permitted by law, the Transfer Request Recipient shall authorize a Transfer of shares of Common Stock or Options that would result in the Company having 300 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any rules promulgated thereunder) if the Board has approved such a Transfer. The Transfer Request Recipient and the Board shall authorize (A) a Transfer by a stockholder to another stockholder or by the holder of an Option to another holder of an Option, or (B) a Transfer of all shares or Options owned by the proposed Transferor to a single Person who is treated as a single record holder under the Exchange Act. For the avoidance of doubt, the Transfer Request Recipient and the Board shall approve the Transfers in the order in which the Requests are received; provided, however, that in the event that the Corporation denies a Request to Transfer any shares of Common Stock or Options, prior to approving any subsequent Request to Transfer any shares of Common Stock or Options, the Corporation shall provide prior notice to any Persons who were previously denied their Request and a reasonable period of time for any such Persons to make subsequent Requests to Transfer their shares or Options, which subsequent Requests shall be approved in the order of which the initial Requests were previously received.

(f) Legend on Certificates. (i) All certificates for shares of Common Stock shall conspicuously bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

(ii) In addition to the legend required by Section 5.1(f)(i) above, all certificates for shares of Common Stock shall conspicuously bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER AS SET FORTH IN THE CORPORATION’S CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), AND THE STOCKHOLDERS’ AGREEMENT

DATED AS OF OCTOBER 3, 2008 BETWEEN THE CORPORATION AND THE PARTIES NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME (THE “STOCKHOLDERS’ AGREEMENT”). NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION AND STOCKHOLDERS’ AGREEMENT, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

In the event that any shares of Common Stock shall be registered under the Securities Act, the Corporation shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such stock without the legend required by Section 5.1(f)(i) endorsed thereon. In the event that the Common Stock shall cease to be subject to the restrictions on transfer of this Section 5.1, the Corporation shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such stock without the legend required by Section 5.1(f)(ii) endorsed thereon.

(g) Authority of Board of Directors to Interpret. Nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s status as a non-reporting company under the Exchange Act.

(h) Merger Transactions. Notwithstanding any other provisions to the contrary, the Corporation may enter into an agreement to consolidate with or merge with or into any other corporation if such agreement is approved by the requisite vote of the holders of a majority of the outstanding shares of Common Stock, the Board of Directors, and complies with the DGCL and any other applicable laws.

(i) Termination. The provisions of this Section 5.1 (except the legend requirements set forth in Section 5(f)(i) above, to the extent still applicable) shall terminate upon the earliest to occur of (i) a QPO;, (ii) the prior approval by the holders of at least a majority of the outstanding shares of Common Stock; and (iii) termination of the Stockholders’ Agreement.

ARTICLE VI - BOARD OF DIRECTORS

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

ARTICLE VII - INDEMNIFICATION

(a) Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a Person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such indemnitee in connection therewith; provided, however, that except as provided in clause (c) of this Article VII with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b) Right to Advancement of Expenses. The right to indemnification conferred in clause (a) of this Article VII shall include the right to be paid by the Corporation the expenses (including without limitation reasonable attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this clause (b) or otherwise.

(c) Right of Indemnitee to Bring Suit. If a claim under clauses (a) or (b) of this Article VII is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense (including without limitation reasonable attorneys’ fees) of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right of an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

(d) Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, provision of the Corporations’ bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(e) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.

(f) Indemnification of Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to the advancement of expenses, to any agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

(g) Contract Rights. The rights to indemnification and to the advancement of expenses conferred in clauses (a) and (b) shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(h) Effectiveness. Notwithstanding anything to the contrary herein, this Article VII shall not be deemed to provide any right or protection to any Person with regard to any act or omission that occurred prior to the effectiveness of this Article VII. This clause (h) of Article VII shall not limit any rights that any Person may have pursuant to Section 12.8 of the Plan.

ARTICLE VIII - DEFINITIONS

The following terms shall have the following meanings:

(a) “Affiliate” means: (1) with respect to any Person, any of (a) a director, officer or 5% Owner of such Person, (b) a Family Member of such Person (or a Family Member of any director, officer or 5% Owner of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; or (2) in any event, any Person meeting the definition of “Affiliate” set forth in Rule 405 under the Securities Act. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § § 101-1330.

(c) “Board” or “Board of Directors” means the Board of Directors of the Corporation.

(d) “Effective Date” means October 3, 2008, upon which (i) the Effective Date as provided for in the Plan shall have occurred, and (ii) shares of Common Stock are issued to the stockholders pursuant to the Plan.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f) “5% Owner” of any Person means any other Person directly or indirectly owning, controlling or holding at least five percent (5%) or more of the outstanding voting securities, capital stock or equity of such Person.

(g) “Family Member” of any Person means any spouse, parent, stepparent, sibling, child, stepchild, ancestor or descendant of such Person and any other person (other than a tenant or employee) sharing such Person’s household.

(h) “Hillside Investors” means the Persons listed under the heading “Hillside Investors” on Schedule B of the Stockholders’ Agreement and shall include any Affiliate of any Hillside Investor to whom Shares are transferred.

(i) “Permitted Transferee” means, with respect to any Person, (i) any other Person directly or indirectly owning, controlling or holding with power to vote a majority of the outstanding voting securities or equity or beneficial interests in such Person, (ii) any other Person a majority of whose outstanding voting securities and equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any other Person a majority of whose outstanding voting securities and equity or other beneficial interests are directly or indirectly owned, controlled or held with power to vote by a Person directly or indirectly owning, controlling or holding with power to vote a majority of the outstanding voting securities and equity or other beneficial interests of such Person with whom affiliate status is being tested; (iv) a trust, limited partnership or limited liability company benefiting solely such Person and/or any Family Member of such Person (or a Family Member of any director or officer of such Person) and (v) any Family Member or other Affiliate of such Person.

(j) “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(k) “QPO” means the first underwritten public offering pursuant to an effective registration statement covering a sale of Common Stock to the public, that (A) is led by a nationally recognized investment bank, and (B) results in the Common Stock being listed on a national securities exchange or quoted on NASDAQ.

(l) “SEC” means the United States Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act or the Exchange Act.

(m) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(n) “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the Effective Date, among the Corporation and certain stockholders of the Corporation named therein, as the same may be further amended, modified or supplemented from time to time.

(o) “Third Party” means a bona fide prospective purchaser of Common Stock in an arm’s-length transaction from a holder of such Common Stock where such purchaser is not a party to the Stockholders’ Agreement or a Permitted Transferee of such holder of Common Stock.

ARTICLE IX - DURATION OF CORPORATION

The Corporation is to have perpetual existence.

ARTICLE X - LIMITATION ON LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XI - AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of Delaware, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the bylaws of the Corporation in any manner not inconsistent with the laws of Delaware.

ARTICLE XII - MEETINGS OF STOCKHOLDERS; CORPORATE BOOKS

Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE XIII - AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, AMPEX CORPORATION has caused this Amended and Restated Certificate of Incorporation to be signed by Joel D. Talcott, its Vice President & Secretary, this 3rd day of October, 2008.

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Name: Joel D. Talcott
Title: Vice President & Secretary